January 24, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by RCI Hospitality Holdings, Inc. under Item 4.01 of its Form 8-K dated January 22, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of RCI Hospitality Holdings, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey